ALLBIRDS ANNOUNCES 1-FOR-20 REVERSE STOCK SPLIT

SAN FRANCISCO, Calif., August 30, 2024 (GLOBE NEWSWIRE) – Allbirds, Inc. (NASDAQ: BIRD), a global lifestyle brand that innovates with sustainable materials to make better products in a better way, today announced that it will proceed with a 1-for-20 reverse stock split (“Reverse Stock Split”) of its outstanding shares of Class A Common Stock and Class B Common Stock (collectively, the “Common Stock”) following approval by its Board of Directors. The 1-for-20 ratio is within the range approved by stockholders at a special meeting of BIRD stockholders held on August 13, 2024.

The Reverse Stock Split is intended to bring the Company into compliance with the minimum bid price requirement for continued listing on the Nasdaq Global Select Market. The Reverse Stock Split is expected to become effective at 5 p.m. Eastern Daylight Time on September 4, 2024 and the Company’s Class A Common Stock is expected to begin trading on a post-split basis at the market open on September 5, 2024 under the same symbol (BIRD) with the new CUSIP number 01675A208.

When the Reverse Stock Split is effective, every 20 shares of Allbirds Common Stock issued and outstanding will be combined automatically into 1 share of Common Stock. The Reverse Stock Split will apply equally to all outstanding shares of Common Stock, and each stockholder will hold the same percentage of Common Stock outstanding immediately following the Reverse Stock Split, except for adjustments that may result from the treatment of fractional shares. No fractional shares will be issued in connection with the Reverse Stock Split. Instead, holders of Common Stock will receive a cash payment (without interest) in lieu of any fractional shares. Additionally, all equity awards outstanding immediately prior to the Reverse Stock Split will be proportionately adjusted.

Computershare Inc. is acting as the exchange agent and transfer agent for the Reverse Stock Split. Stockholders holding their shares electronically in book-entry form are not required to take any action to receive post-split shares. The Company does not have any outstanding certificated shares. Stockholders owning shares through a bank, broker or other nominee will have their positions adjusted to reflect the Reverse Stock Split and will receive payment for any fractional shares in accordance with their respective bank’s, broker’s, or nominee’s particular processes.
Additional information about the Reverse Stock Split can be found in Allbirds’ definitive proxy statement (Form DEF 14A) filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 28, 2024.

About Allbirds, Inc.

Based in San Francisco, with its roots in New Zealand, Allbirds launched in 2016 with a single shoe: the now iconic Wool Runner. In the years since, Allbirds has sold millions of pairs of shoes, and has maintained its commitment to incredible comfort, versatile style and unmatched quality. This is made possible with materials like Allbirds’s sugarcane-based midsole technology, SweetFoam™, and textiles made with eucalyptus fibers and Merino wool – so consumers don't have to compromise between the best products and their impact on the earth. www.allbirds.com

Contacts:
Investor Relations:

ir@allbirds.com
Media Contact:
press@allbirds.com